EXHIBIT 1



[LOGO OMITTED - ALLENS ARTHUR ROBINSON GROUP]

AGREEMENT
---------------------------------------------------------------------------

FUTURIS CORPORATION LIMITED

AND

CP VENTURES LIMITED

AND

SHAMROCK HOLDINGS OF CALIFORNIA, INC.






















ARTHUR ROBINSON & HEDDERWICKS
Stock Exchange Centre
530 Collins Street
Melbourne 3000 Australia
Tel 61 3 9614 1011
Fax 61 3 9614 4661

TABLE OF CONTENTS


1.   DEFINITIONS AND INTERPRETATION                                       1

     1.1  Definitions                                                     1

     1.2  Interpretation                                                  3

     1.3  Consents or approvals                                           4


2.   ASSOCIATION                                                          4

     2.1  Co-operation in relation to interests in the Company            4

     2.2  Joint purchasing opportunity following acquisition              5

     2.3  No proposals without prior consultation                         6

     2.4  No public announcements without prior consultation              6

     2.5  Termination by one party of Joint Arrangements                  7

     2.6  Automatic Termination of Joint Arrangements                     7


3.   EXERCISE OF OPTION                                                   7

     3.1  Exercise of Option by CP Ventures                               7

     3.2  Exercise of Option at the direction of Shamrock                 9

     3.3  Election to participate in Option exercise                     12


4.   REPRESENTATIONS AND WARRANTIES                                      13

     4.1  Representations and warranties by Futuris and CP Ventures      13

     4.2  Representations and Warranties by Shamrock                     14

     4.3  Undertakings by Futuris and CP Ventures                        14

     4.4  Compliance with law                                            14

     4.5  Reliance on representations and warranties                     14

     4.6  Indemnity                                                      15

     4.7  Satisfaction of Option Agreement Conditions precedent          15


5.   CONFIDENTIALITY                                                     15

     5.1  Confidentiality                                                15

     5.2  Disclosure required by law                                     15


6.   ASSIGNMENT                                                          15

     6.1  Assignment by Futuris and CP Ventures                          15

     6.2  Assignment by Shamrock                                         15


7.   NOTICES                                                             16


8.   TERM AND TERMINATION                                                17

     8.1  Term                                                           17

     8.2  Termination                                                    17

     8.3  No right of termination                                        18

     8.4  Termination not to affect accrued rights                       18


9.   ENTIRE AGREEMENT                                                    18


10.  CONCILIATION                                                        18


11.  EFFECT OF REORGANISATION                                            19


12.  AMENDMENT                                                           19


13.  NO WAIVER                                                           19


14.  FURTHER ASSURANCES                                                  19


15.  SEVERABILITY OF PROVISIONS                                          20


16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES                          20


17.  NO MERGER                                                           20


18.  COSTS AND STAMP DUTY                                                20


19.  GOVERNING LAW AND JURISDICTION                                      20


20.  COUNTERPARTS                                                        20


SCHEDULE 1                                                               21

     Option Agreement                                                    21

DATE      27 July 2000


PARTIES

          1. FUTURIS CORPORATION LIMITED (ACN 004 336 636) of 35 Waymouth Street, Adelaide, SA,5000 (FUTURIS).

          2. CP VENTURES LIMITED (ACN 006 306 565) of 35 Waymouth Street, Adelaide, SA,5000 (CP VENTURES).

          3. SHAMROCK HOLDINGS OF CALIFORNIA, INC. of 4444 Lakeside Drive, Burbank, California, USA (SHAMROCK).

RECITALS

          A    CP Ventures is a party to the Option Agreement.

          B Futuris and Shamrock have agreed to act together in relation to the Company on the terms and conditions of this Deed and have also agreed that the Option Shares, if the Option is exercised, should be split between them on the terms and conditions of this Deed.

IT IS AGREED as follows.

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     The following definitions apply unless the context requires otherwise.

     ASX means Australian Stock Exchange Limited.

     CALL OPTION PERIOD means the period commencing on the date that CP Ventures gives to the ASX the notice referred to in Clause 4.7 and ending at the close of business on the date that is 12 months after that date.

     COMPANY means Pacific Dunlop Limited (ACN 004 085 330).

     COMPANY SECURITIES means, from time to time, the Shares, all other issued shares in the capital of the Company, all options for the purchase of any unissued shares in the capital of the Company and any other marketable securities (as defined in section 9 of the Corporations Law) issued by the Company which are convertible into, exchangeable for, or which otherwise confer, or may confer, any right whatsoever on any person to acquire any shares in the capital of the Company.

     CORPORATIONS LAW means the Corporations Law of Victoria, or where applicable, the Corporations Law of any other State or Territory of Australia.

     F OPTION CHARGE means the amount of interest at the rate of 12% per annum calculated on the F Option Share Purchase Consideration. Interest will accrue from day to day and is calculated on the basis of a 365 day year and on the basis of the actual number of days lapsed from the day the Option is exercised until the earlier of:

     (a) the day that CP Ventures sends a notice exercising the F Option under Clause 3.2(c); and

     (b)  the end of the Call Option Period,

     (including the first day but excluding the last). Interest will be compounded quarterly.

     F OPTION PURCHASE PRICE has the meaning given in Clause 3.2(c)(iii).

     F OPTION SHARES menase 60% of the Option Shares and the Rights attaching to those Shares.

     F OPTION SHARE PURCHASE CONSIDERATION has the meaning given in Clause 3.2(c)(iii).

     OPTION means the option granted under Clause 2 of the Option
     Agreement.

     OPTION AGREEMENT means the option agreement dated 27 April 2000 between CP Ventures and BT Funds Management Limited ACN 002 916 458 (the OPTION GRANTOR), a true copy of which is set out in Schedule 1.

     OPTION SHARES means 30,858,747 Shares (as adjusted in accordance with the Option Agreement), being the Shares the subject of the Option.

     PERMITTED ENCUMBRANCE means:

     (a) a fixed or floating charge created prior to the date of this Deed over all of the assets of Futuris, provided that such a charge does not affect or restrict the ability to transfer legal and beneficial title in the Option Shares to Shamrock or its nominee in accordance with this Agreement at any time free of any encumbrance; and

     (b) a security interest created after the date of this Deed, provided that such security interest does not affect or restrict the ability to transfer legal and beneficial title in the Option Shares to Shamrock or its nominee in accordance with this Agreement at any time free of any encumbrance.

     REORGANISATION has the same meaning as in the Option Agreement and includes any other similar action in relation to the Company that a party, acting in good faith, determines should be treated as a Reorganisation.

     RELATED BODY CORPORATE has the meaning given in the Corporations Law.

     RELEVANT INTEREST has the meaning given by sections 608 and 609 of the Corporations Law.

     RIGHTS means all accretions, rights and benefits attaching to the relevant Shares (including, without limitation, all rights to receive dividends and any other distributions and to receive or subscribe for shares, stock units, notes, options or other securities declared, paid or issued by the Company).

     S OPTION CHARGE means the amount of interest at the rate of 12% per annum calculated on the S Option Share Purchase Consideration. Interest will accrue from day to day and is calculated on the basis of a 365 day year and on the basis of the actual number of days lapsed from the day the Option is exercised until the earlier of:

     (a) the day that Shamrock sends a notice exercising the S Option under Clause 3.1(b); and

     (b)  the end of the Call Option Period,

     (including the first day but excluding the last). Interest will be compounded quarterly.

     S OPTION PURCHASE PRICE has the meaning given in Clause 3.1(b)(iii).

     S OPTION SHARES means 40% of the Option Shares and the Rights attaching to those Shares.

     S OPTION SHARE PURCHASE CONSIDERATION has the meaning given in Clause 3.1(b)(iii).

     SHARES means fully paid ordinary shares in the capital of the Company.

1.2  INTERPRETATION

     Headings are for convenience only and do not affect interpretation. The following rules apply unless the context requires otherwise.

     (a)  The singular includes the plural and conversely.

     (b)  A gender includes all genders.

     (c) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

     (d) A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

     (e) A reference to a Clause, Schedule or Annexure is a reference to a clause of, or a schedule or annexure to, this Deed.

     (f) A reference to an agreement or document (including, without limitation, a reference to this Deed) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Deed or that other agreement or document.

     (g) A reference to a party to this Deed or another agreement or document includes the party's successors, permitted substitutes and permitted assigns (and, where applicable, the party's legal personal representatives).

     (h) A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

     (i) A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.

     (j) A reference to an AGREEMENT includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.

     (k)  A reference to DOLLARS and $ is to Australian currency.

     (l) The meaning of general words is not limited by specific examples introduced by INCLUDING, or FOR EXAMPLE, or similar expressions.

     (m) Nothing in this Deed is to be interpreted against a party solely on the ground that the party put forward this Deed or any part of it.

1.3  CONSENTS OR APPROVALS

     If the doing of any act, matter or thing under this Deed is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion unless express provision to the contrary has been made.


2.   ASSOCIATION

2.1  CO-OPERATION IN RELATION TO INTERESTS IN THE COMPANY

     (a) The parties agree that they will co-operate with each other with a view to realising value in relation to any Shares which they may hold or have interests in relation to (the JOINT OBJECTIVE). Notwithstanding the foregoing, nothing in this Deed will require a party to acquire any further Shares or exercise the Option (otherwise than as expressly contemplated by Clause 3).

     (b)  Without limiting the generality of Clause 2.1(a):

          (i) Each party agrees that, prior to exercising any votes attaching to any Shares it or a Related Body Corporate holds (including in relation to matters concerning the composition of the board of the Company or the conduct of its affairs), it will consult with the other parties and, in good faith, seek to agree as to how the votes should be exercised in order to further the Joint Objective. Failing any agreement, each party that has complied with this Clause 2.1(b) will be free to vote their Shares as they see fit.

          (ii) If a party who, alone or together with its Related Bodies Corporate, is the beneficial owner of 3% or more of the Shares wishes to use those Shares for the purpose of requisitioning a meeting of the shareholders of the Company in accordance with the Corporations Law to further the Joint Objective, each other party agrees to use the Shares it and its Related Bodies Corporate beneficially own to assist in requisitioning the meeting. For the avoidance of doubt, while the Option remains unexercised the Shares the subject of the Option are not taken into account in determining whether a party beneficially owns 3% of the Shares.

          (iii) If Shamrock is able to appoint two or more nominees to the board of the Company and Shamrock requests that the chief executive officer of Futuris be a nominee, then Futuris will use its reasonable endeavours to procure that Futuris' chief executive officer is appointed to the board of the Company.

2.2  JOINT PURCHASING OPPORTUNITY FOLLOWING ACQUISITION

     (a) Subject to this Clause 2.2, each of Futuris and Shamrock agrees that if during the Joint Purchasing Period it or any of its Related Bodies Corporate purchases or otherwise acquires any Company Securities (otherwise than as permitted by Clause 3), it will, by 1100am the next business day, send a notice (a
          PURCHASE NOTICE) to the other specifying the number of Company Securities purchased or acquired and the purchase consideration (including any stamp duty or other acquisition costs) for which the Company Securities were purchased or acquired.

     (b) The party who receives the Purchase Notice (the NOTICE RECEIVER) may, unless the Notice Receiver has previously received a Purchase Notice and not exercised its joint purchasing rights in relation to that Notice in accordance with this Clause, within 24 hours after the Purchase Notice has been sent serve a notice
          (a JOINT PURCHASING NOTICE) on the sender of the notice (the NOTICE SENDER) that the Notice Receiver wishes to purchase or acquire one half of the Shares specified in the Purchase Notice.

     (c) Provided that the Joint Purchasing Notice is received by the Notice Sender within 24 hours after the Purchase Notice is sent and provided that the Notice Receiver provides the Notice Sender with the funds to enable the purchase and settlement of one half of the Shares specified in the Purchase Notice (including one half of the stamp duty and costs specified in the Purchase Notice and all of the additional stamp duty or costs (if any) associated with the Notice Receiver exercising its rights under this Clause 2.2) as and when those funds are required to effect settlement (or if settlement has occurred or to the extent that those funds are not required to effect settlement, to enable immediate reimbursement to the Notice Sender), the Notice Receiver will be entitled to acquire one half of the Shares the subject of the Purchase Notice and the Notice Sender will do all things necessary to ensure that one half of those Shares are registered in the name of the Notice Receiver or a nominee notified to the Notice Sender by the Notice Receiver.

     (d) A party is not obliged to send a Purchase Notice pursuant to Clause 2.2(a) if the securities acquired are (or would convert into) less than 0.5% of the total issued capital of the Company. In this Clause, the exercise of an option is taken to be the conversion of that option.

     (e) In this Clause 2.2, the JOINT PURCHASING PERIOD means the period commencing on the date of this Deed and ending on the earlier of:

          (i) if either Futuris or Shamrock (or any of their respective Related Bodies Corporate) announces an intention to make a takeover bid (within the meaning of the Corporations Law) in relation to the Shares, the date of that announcement;

          (ii) the date on which the obligations under the Clause 2 are terminated pursuant to Clause 2.5 by one party giving notice to the other parties;

          (iii) the date on which the obligations under this Clause 2 are terminated pursuant to Clause 2.6; and

          (iv)   the date that is 12 months after the date of this Deed.

     (f) Without limiting the remainder of this Clause, each of Futuris and Shamrock agrees that as soon as practicable after the end of each day during which it has, or any of its Related Bodies Corporate have, acquired any Company Securities (the RELEVANT
          DAY), it will send a notice to the other party setting out the details of the Company Securities acquired, or any relevant interest in any Company Securities acquired, during that day. The notice to be given pursuant to this Clause 2.2(f) must be given no later than 11.00am on the next business day after the relevant day.

2.3  NO PROPOSALS WITHOUT PRIOR CONSULTATION

     (a) Each party undertakes that it will not directly or indirectly make any proposal to any third party (including the Company), or make any public announcement in respect of any proposal, in relation to the Company, the Shares or the assets or affairs of the Company without first taking all reasonable steps to consult with the other parties. Each party agrees not to seek to have the other parties waive this Clause, and will not directly or indirectly communicate to any third party (including the Company) any proposal in relation to the Company, the Shares or the assets or affairs of the Company which it would or might contemplate or undertake but for the restriction contained in this Clause, or that it has any interest in making any such proposal. Each party undertakes to procure that its Related Bodies Corporate do not do anything which that party is prohibited by this Clause from doing.

     (b) If the parties agree to jointly proceed with a proposal in relation to the Company, the Shares or the assets or affairs of the Company, the costs of such a proposal will be borne equally by Futuris and Shamrock.

2.4  NO PUBLIC ANNOUNCEMENTS WITHOUT PRIOR CONSULTATION

     (a) The parties will agree upon the form and content of a joint media announcement to be issued by them following the execution of this Deed. Each party undertakes that neither it nor any of its Related Bodies Corporate will issue any media announcements or release in relation to the execution of this Deed other than the joint media announcement agreed to under this Clause 2.4(a).

     (b) Without limiting Clause 2.4(a), each of Futuris and Shamrock undertakes that before it or any of its Related Bodies Corporate (or any representative of any of the foregoing) makes any public statement or announcement in relation to the Company, the affairs of the Company, the Company Securities, this Deed or the subject matter of this Deed, it will make all reasonable endeavors to consult with the other party and disclose to it the form and substance of the proposed statement or announcement. This Clause 2.4(b) does not apply to statements or comments made following the release of the joint media announcement referred to in Clause 2.4(a), provided that such statements or announcements are consistent with the joint media announcement.

2.5  TERMINATION BY ONE PARTY OF JOINT ARRANGEMENTS

     At any time after the date that is six months after the date of this Deed, any party may terminate the obligations in this Clause 2 by written notice to the other parties. Such termination will not affect any rights accruing at the date of termination. The termination of the obligations under this Clause 2 does not affect the rights and obligations of the parties under any other provision of this Deed.

2.6  AUTOMATIC TERMINATION OF JOINT ARRANGEMENTS

     The parties agree that if the acquisition of any relevant interest in a Share or of any Share by any of them is contrary to the Corporations Law or the Foreign Acquisitions and Takeover Act 1974 (Cth), immediately prior to the completion of such acquisition the obligations in this Clause 2 shall be terminated automatically without the necessity of any notice being given by any party. Such termination will not affect any rights accruing at the date of termination. The termination of the obligations under this Clause 2 does not affect the rights and obligations of the parties under any other provision of this Deed.


3.   EXERCISE OF OPTION

3.1  EXERCISE OF OPTION BY CP VENTURES

     (a) CP Ventures must not exercise or purpose to exercise the Option unless, at least 72 hours before exercising the Option, CP Ventures sends a notice by fax to Shamrock that it intends to exercise the Option (such notice must include the intended date of exercise and, if CP Ventures intends to nominate a Substitute Purchaser (within the meaning of the Option Agreement), being a Related Body Corporate of CP Ventures, the details of the Substitute Purchaser). CP Ventures must not exercise, or purport to exercise, the Option before the expiration of the 72 hour period. CP Ventures agrees with Shamrock that, upon exercise of the Option, it will not nominate a Substitute Purchaser (within the meaning of the Option Agreement) other than a Related Body Corporate of CP Ventures who has been notified to Shamrock in accordance with this Clause 3.1(a).

     (b) Unless Clause 3.3 applies, following the expiry of the 72 hour period, CP Ventures must exercise the Option in accordance with its notice under Clause 3.1(a) and upon exercise, CP Ventures grants Shamrock an irrevocable option to purchase, at any time during the remainder of the Call Option Period, the S Option Shares (the S OPTION) on the following terms:

          (i) the S Option may be exercised by Shamrock sending a notice by fax to CP Ventures before the end of the Call Option Period, notifying CP Ventures that Shamrock wishes to exercise the S Option;

          (ii) the S Option may be exercised only in respect of all the S Option Shares;

          (iii) the purchase consideration for the S Option Shares (the S OPTION PURCHASE PRICE) will be equal to the aggregate of:

                 (A) the consideration paid by CP Ventures (or its nominee) under the Option Agreement to acquire the S Option Shares (being 40% of the Purchase
                      Consideration as defined in the Option Agreement) (the S OPTION SHARE PURCHASE CONSIDERATION); and

                 (B)  the S Option Charge; and

          (iv) upon receipt of the notice of exercise and the S Option Purchase Price, CP Ventures must immediately transfer, or procure the transfer of, the S Option Shares to Shamrock or to a nominee specified by Shamrock.

     (c) If CP Ventures exercises the Option and in accordance with Clause 3.1(a) nominates a Related Body Corporate of CP Ventures as the Substitute Purchaser (within the meaning of the Option
          Agreement), CP Ventures must procure that, immediately before the S Option Shares are held by the Substitute Purchaser, the Substitute Purchaser:

          (i) grants an option to Shamrock on the same terms and conditions as the S Option and executes such documentation as Shamrock requires to effect and record that option; and

          (ii) covenants in favour of Shamrock that it will not transfer, assign, encumber or otherwise dispose of the S Option Shares while that option continues.

     (d)  If Shamrock exercises the S Option in accordance with this Deed:

          (i) Shamrock must immediately pay to CP Ventures an amount equal to 40% of the stamp duty paid by CP Ventures on the transfer of the Option Shares by the Option Grantor to CP Ventures upon the exercise of the Option (and, for the avoidance of doubt, the parties acknowledge that if upon exercise of the Option CP Ventures nominated a Substitute Purchaser in accordance with the Option Agreement, Shamrock is only liable to pay CP Ventures an amount equal to 40% of the stamp duty which would have been payable by CP Ventures had no Substitute Purchaser been nominated and the Option Shares were transferred from the Option Grantor to CP Ventures); and

          (ii) Shamrock must bear all stamp duty that may be payable in connection with the transfer of the S Option Shares to Shamrock or its nominee.

     (e) If Shamrock does not exercise the S Option in accordance with this Deed before the end of the Call Option Period, Shamrock must, upon demand by CP Ventures, pay to CP Ventures an amount equal to the following:

               A - B

          where A is the aggregate of:

               (i)   the S Option Share Purchase Consideration;

               (ii)  the S Option Charge; and

               (iii) an amount equal to 40% of the stamp duty payable had the Option Shares been transferred to CP Ventures; and

               B is the fair market value of the S Option Shares at the end of the Call Option Period, calculated by multiplying the number of S Option Shares by the weighted average of the prices at which Shares are traded in the ordinary course on the ASX over the ten trading days ending on the last day of the Call Option Period. If the Shares are suspended or not listed for quotation on the ASX during all of that ten day period, the fair market value of the S Option Shares must be determined by an independent expert agreed to by the parties or, failing such agreement within 5 days, as chosen by the President for the time being of the Australian Institute of Chartered Accountants.

          If B is greater than or equal to A, no payment is to be made under this Clause 3.1(e) by any party.

     (f) Prior to the exercise of the S Option, the votes attaching to the S Option Shares may, subject to Clause 2.1, be exercised as the holder of those Shares sees fit and the holder of those Shares will be entitled to all Rights attaching to those Shares.

3.2  EXERCISE OF OPTION AT THE DIRECTION OF SHAMROCK

     (a) At any time during the Call Option Period, Shamrock may send a notice by fax to CP Ventures directing CP Ventures to exercise the Option at the time specified in the notice (such time being no earlier than 72 hours after the time the notice is given).

     (b) Following receipt of the notice under Clause 3.2(a) from Shamrock, unless Clause 3.3 applies, CP Ventures must:

          (i) exercise the Option in accordance with the Option Agreement and the notice from Shamrock; and

          (ii) do all things necessary to ensure that the Option Shares are transferred free from any encumbrance to Shamrock or to a nominee specified by Shamrock, including, without limitation, nominating the person specified by Shamrock as the Substitute Purchaser (within the meaning of the Option Agreement), being the person to whom the Option Shares are to be transferred by the Option Grantor, provided that Shamrock first provides CP Ventures with, or makes available to CP Ventures, the Purchase Consideration (within the meaning of the Option Agreement), together with any applicable stamp duty, for the purpose of exercising, and to exercise, the Option.

     (c) Unless Clause 3.3 applies, upon exercise of the Option and the transfer of the Option Shares in accordance with Shamrock's notice to Shamrock or its nominee, Shamrock grants CP Ventures an irrevocable option to purchase, at any time during the remainder of the Call Option Period, the F Option Shares (the F OPTION) on the following terms:

          (i) the F Option may be exercised by CP Ventures sending a notice by fax to Shamrock before the end of the Call Option Period, notifying Shamrock that CP Ventures wishes to exercise the F Option;

          (ii) the F Option may be exercised only in respect of all the F Option Shares;

          (iii)the purchase consideration for the F Option Shares (the F OPTION PURCHASE PRICE) will be equal to the aggregate of:

               (A) the consideration paid or provided by Shamrock (or its nominee) to acquire the F Option Shares (being 60% of the Purchase Consideration as defined in the Option Agreement) (the F OPTION SHARE PURCHASE
                    CONSIDERATION); and

               (B)  the F Option Charge; and

          (iv) upon receipt of the notice of exercise and the F Option Purchase Price, Shamrock must immediately transfer, or procure the transfer of, the F Option Shares to CP Ventures or a nominee specified by CP Ventures.

     (d) If Shamrock notifies CP Ventures that the Substitute Purchaser (within the meaning of the Option Agreement) is to be a nominee of Shamrock, Shamrock must procure that, immediately before the F Option Shares are held by the Substitute Purchaser, the Substitute Purchaser:

          (i) grants an option to CP Ventures on the same terms and conditions as the F Option and executes such documentation as CP Ventures requires to effect and record that option; and

          (ii) covenants in favour of CP Ventures that it will not transfer, assign, encumber or otherwise dispose of the F Option Shares while that option continues.

     (e)  If CP Ventures exercises the F Option in accordance with this
          Deed:

          (i) CP Ventures must immediately reimburse Shamrock an amount equal to 60% of any stamp duty incurred by Shamrock (or its nominee) in connection with the transfer of the Option Shares to Shamrock (or its nominee) upon the exercise of the Option (including any amount paid by Shamrock to CP Ventures pursuant to Clause 3.2(b)); and

          (ii) CP Ventures must bear all stamp duty that may be payable in connection with the transfer of the F Option Shares to CP Ventures or its nominee.

     (f) If CP Ventures does not exercise the F Option in accordance with this Deed before the end of the Call Option Period, CP Ventures must, upon demand, pay to Shamrock an amount equal to the following:

               A - B

          where A is the aggregate of:

               (i)  the F Option Share Purchase Consideration;

               (ii) the F Option Charge; and

               (iii)an amount equal to 60% of the stamp duty payable had
                    the Option Shares been transferred to CP Ventures; and

               B is the fair market value of the F Option Shares at the end of the Call Option Period, calculated by multiplying the number of F Option Shares by the weighted average of the prices at which Shares are traded in the ordinary course on the ASX over the ten trading days ending on the last day of the Call Option Period. If the Shares are suspended or not listed for quotation on the ASX during all of that ten day period, the fair market value of the F Option Shares must be determined by an independent expert agreed to by the parties or, failing such agreement within 5 days, as chosen by the President for the time being of the Austrialian Institute of Chartered Accountants.

          If B is greater than or equal to A, no payment is to be made under this Clause 3.2(f) by any party.

     (g) Prior to the exercise of the F Option, the votes attaching to the F Option Shares may, subject to Clause 2.1, be exercised as the holder of those Shares sees fit and the holder of those Shares will be entitled to all Rights attaching to those Shares.

3.3  ELECTION TO PARTICIPATE IN OPTION EXERCISE

     (a)  This Clause 3.3 applies if either:

          (i) within 48 hours after CP Ventures has notified Shamrock under Clause 3.1(a), Shamrock sends a notice by fax that Shamrock wishes to acquire the S Option Shares; or

          (ii) within 48 hours after Shamrock has directed CP Ventures under Clause 3.2(a) to exercise the Option, CP Ventures sends a notice by fax to Shamrock notifying Shamrock that CP Ventures wishes to acquire the F Option Shares.

     (b)  Where this Clause 3.3 applies:

          (i) the parties will determine whether the Option Shares will be transferred to CP Ventures or a nominee agreed to by the parties (in either case, the BARE TRUSTEE) to be held on trust, as bare trustee, for CP Ventures or its nominee in relation to the F Option Shares, and for Shamrock or its nominee in relation to the S Option Shares;

          (ii) the Purchase Consideration (within the meaning of the Option Agreement) will be funded by each of CP Ventures and Shamrock as to their respective proportionate interests in the Option Shares; so that CP Ventures will provide, or procure the provision of, 60% of the Purchase Consideration (within the meaning of the Option Agreement) and Shamrock will provide, or procure the provision of, 40% of the Purchase Consideration (within the meaning of the Option Agreement) to fund the acquisition of the Option Shares by the Bare Trustee;

          (iii)CP Ventures must exercise, or must procure the exercise of, the Option in accordance with the Option Agreement and CP Ventures and Shamrock must take all steps necessary (and which are within their control) to procure that:

               (A) the Option Shares are transferred to the Bare Trustee to be held by it in accordance with Clause 3.3(b)(i); and

               (B) the F Option Shares, and the Rights attaching to those Shares, are transferred to CP Ventures or its nominee and the S Option Shares, and the Rights attaching to those Shares, are transferred to Shamrock or its nominee; and

          (iv) to the extent that any stamp duty is incurred by any party on the transfers referred to in this Clause 3.3, any stamp duty will be borne by CP Ventures as to 60% and Shamrock as to 40%.


4.   REPRESENTATIONS AND WARRANTIES

4.1  REPRESENTATIONS AND WARRANTIES BY FUTURIS AND CP VENTURES

     Each of Futuris and CP Ventures represents and warrants to Shamrock as follows:

     (a) each of Futuris and CP Ventures have full power, authority and legal right and the necessary consents to enter into this Deed and perform its obligations hereunder and this Deed is valid and binding on it;

     (b) the Option Agreement is valid and subsisting and enforceable in accordance with its terms;

     (c) the particulars of the Option Agreement set out in Schedule 1 are true and correct in every respect, and set out all of CP Ventures' rights in relation to the subject matter of the Option Agreement;

     (d)  CP Ventures has not exercised the Option;

     (e) CP Ventures' right, title and interest under the Option Agreement does not infringe the rights of any third party and it is not aware of any dispute regarding such rights;

     (f) CP Ventures' right, title and interest under the Option Agreement is not subject to any mortgage, charge, pledge, lien or any interest or any rights or claims or any encumbrances of any other person, except as expressly disclosed in writing to Shamrock prior to the date of this Deed;

     (g) other than as expressly provided for in this Deed, there is no contract, arrangement or understanding that Futuris or one of its Related Bodies Corporate is a party to or is bound by which in any way binds or purports to bind Shamrock, or hinders in any way the actions Shamrock may take in relation to the Company, the Shares or the assets or affairs of the Company;

     (h) neither Futuris or any of its Related Bodies Corporate have acquired a relevant interest in, or purchased, any Shares in the past four months other than by virtue of entering into the Option Agreement;

     (i) CP Ventures is not in breach of or default under, or anticipatory breach of, the Option Agreement; and

     (j) other than having a relevant interest in the Option Shares, neither Futuris nor any Related Body Corporate of Futuris has a relevant interest in any Shares.

4.2  REPRESENTATIONS AND WARRANTIES BY SHAMROCK

     Shamrock represents and warrants to Futuris and CP Ventures that:

     (a) it has full power, authority and legal right and the necessary consents to enter into this Deed and perform its obligations hereunder and this Deed is valid and binding on it;

     (b) other than as expressly provided for in this Deed, there is no contract, arrangement or understanding that Shamrock or one of its Related Bodies Corporate is a party to or is bound by which in any way binds or purports to bind Futuris, or hinders in any way the actions Futuris may take in relation to the Company, the Shares or the assets or affairs of the Company; and

     (c) Shamrock has a relevant interest in not less than 3% of the Shares (based on the number of Shares on issue as disclosed to the ASX by the Company).

4.3  UNDERTAKINGS BY FUTURIS AND CP VENTURES

     (a) Futuris covenants in favour of Shamrock that it will procure that CP Ventures complies with its obligations under this Deed and that CP Ventures is, and during the term of this Deed will remain, a wholly owned subsidiary of Futuris.

     (b) CP Ventures covenants in favour of Shamrock that except as expressly permitted by this Deed or with the written consent of Shamrock, it will not, and it will procure that none of its Related Bodies Corporate:

          (i) exercise or purport to exercise the Option or otherwise deal with, assign, dispose of, or encumber the Option Agreement or any right, title or interest under the Option Agreement;

          (ii) amend, purport to amend or waive its rights under the Option Agreement; or

          (iii) deal with in any way or encumber the Option Shares otherwise than by a Permitted Encumbrance.

4.4  COMPLIANCE WITH LAW

     Each party covenants in favour of the others that it will comply with all relevant laws of Australia and the United States of America in relation to the matters contemplated by this Deed.

4.5  RELIANCE ON REPRESENTATIONS AND WARRANTIES

     (a) Futuris acknowledges that Shamrock has entered into this Deed in reliance on the representations and warranties in this Clause 4.

     (b) Shamrock acknowledges that Futuris and CP Ventures have entered into this Deed in reliance on the representations and warranties in this Clause 4.

4.6  INDEMNITY

     (a) Futuris indemnifies Shamrock against any claim, loss, charge, liability, cost and expense that may be incurred or sustained by Shamrock as a result (directly or indirectly) of:

          (i) a breach of any of the representations and warranties given by Futuris or CP Ventures in this Deed; or

          (ii)   a breach by Futuris or CP Ventures of this Deed.

     (b) Shamrock indemnifies Futuris and CP Ventures against any claim, loss, charge, liability, cost and expense that may be incurred or sustained by them as a result (directly or indirectly) of;

          (i) a breach of any of the representations and warranties given by Shamrock in this Deed; or

          (ii)   a breach by Shamrock of this Deed.

4.7  SATISFACTION OF OPTION AGREEMENT CONDITIONS PRECEDENT

     Immediately following the execution of this Deed, CP Ventures agrees to give to the Company and to ASX the notice required to be given by it by Part 6C.1 of the Corporations Law.


5.   CONFIDENTIALITY

5.1  CONFIDENTIALITY

     Subject to Clauses 4.7 and 5.2, each party will, and will ensure that its Related Bodies Corporate and the employees, agents and advisors of it and its Related Bodies Corporate will, keep all acts, matters and things concerning, or in any way related to, this Deed confidential and shall not disclose the same to anyone other than the persons previously referred to in this Clause.

5.2  DISCLOSURE REQUIRED BY LAW

     Clause 5.1 shall not apply to any disclosure:

     (a)  required to be made by law; or

     (b)  made with the prior consent of the other parties.


6.   ASSIGNMENT

6.1  ASSIGNMENT BY FUTURIS AND CP VENTURES

     Neither Futuris nor CP Ventures may assign or transfer any of their rights or obligations under this Deed.

6.2  ASSIGNMENT BY SHAMROCK

     Shamrock may assign or transfer all or any of its rights or obligations under this Deed to a Related Body Corporate of Shamrock or to an entity in which Shamrock directly or indirectly has an equity interest of at least 40%, provided that any such assignment will not relieve Shamrock of its obligations under this Deed, but performance by the assignee will pro tanto discharge Shamrock from liability for performance of those obligations.


7.   NOTICES

     Any notice, demand, consent or other communication (the NOTICE) given or made under this Deed:

     (a) must be in writing and signed by a person duly authorised by the sender;

     (b) must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered first class airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

          (i)    to Futuris:    35 Waymouth Street, Adelaide, SA

                                Attention:   The Company Secretary

                                Fax No:      618 8425 4621
                                with a copy to:
                                Bennett & Co
                                1st Floor, Griffin Centre
                                28 The Esplanade
                                Perth WA  6000
                                Attention:  Mr. Martin Bennett

          (ii)   to CP Ventures: 35 Waymouth Street, Adelaide, SA

                                Attention:   The Company Secretary

                                Fax No:      618 8425 4621
                                with a copy to:
                                Bennett & Co
                                1st Floor, Griffin Centre
                                28 The Esplanade
                                Perth WA  6000
                                Attention:   Mr. Martin Bennett

          (iii)  to Shamrock:   4444 Lakeside Drive, Burbank,
                                California, United States of America,
                                91505

                                Attention:   Mr. Robert Moskowitz

                                Fax No:      0015 1 818 842 3142

                                with a copy to:
                                Arthur Robinson & Hedderwicks
                                Level 27, 530 Collins Street
                                Melbourne, Australia, Victoria 3000
                                Attention:   Mr. Robert Simkiss; and

     (c)  will be taken to be duly given or made:

          (i)    in the case of delivery in person, when delivered;

          (ii) in the case of delivery by post, two business days after the date of posting (if posted to an address in the same country) or 10 business days after the date of posting (if posted to an address in another country); and

          (iii) in the case of fax, on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number or name of recipient and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day that is not a business day in the place to which the Notice is sent or is later than 4.00pm (local time) it will be taken to have been duly given or made at the commencement of business on the next business day in that place.


8.   TERM AND TERMINATION

8.1  TERM

     This Deed will terminate on the expiry of the Option if the Option is not exercised. If the Option is exercised, then this Deed will terminate on the date which is one month after the end of the Call Option Period.

8.2  TERMINATION

     Subject to Clause 8.3, either Futuris or Shamrock may terminate this Deed immediately by notice to the other party if:

     (a) the other party commits a material breach of this Deed (unless the breach is capable of remedy, in which case if the other party fails to remedy the breach within seven days after required in writing to do so);

     (b)  the other party:

          (i) stops or suspends or threatens to stop or suspend payment of all or a class of its debts;

          (ii) is insolvent within the meaning of section 95A of the Corporations Law;

          (iii)  must be presumed by a court to be insolvent by reason of section 459C(2) of the Corporations Law;

          (iv) fails to comply with a statutory demand (within the meaning of section 459F(1) of the Corporations Law) which has not been set aside within 21 days;

          (v) has an administrator appointed over all or any of its assets or undertaking or any step preliminary to the appointment of an administrator is taken;

          (vi) has a controller within the meaning of section 9 of the Corporations Law or similar officer appointed to all or any of its assets or undertaking; or

          (vii) has an application or order made, proceedings commenced, a resolution passed or proposed in a notice of meeting, an application to a court made or other steps taken against or in respect of it (other than frivolous or vexatious applications, proceedings, notices or steps) for its winding up, deregistration or dissolution or for it to enter an arrangement, compromise or composition with or assignment for the benefit of its creditors, a class of them or any of them; or

          (viii) in relation to a party which is not incorporated under the Corporations Law, an event similar to or equivalent to any of the events referred to in paragraphs (i) to (vii) inclusive occurs under any law applicable to or to which such party is subject.

     Subject to Clause 8.3, Shamrock may terminate this Deed immediately by notice to Futuris if CP Ventures commits a material breach of this Deed (unless the breach is capable of remedy, in which case if CP Ventures fails to remedy the breach within seven days after being required in writing to do so), or if any event referred to in paragraph (b) above occurs in relation to CP Ventures.

8.3  NO RIGHT OF TERMINATION

     No party may terminate this Deed for a breach of Clause 2.1(a).

8.4  TERMINATION NOT TO AFFECT ACCRUED RIGHTS

     The termination of this agreement does not affect any accrued rights or remedies of any party.


9.   ENTIRE AGREEMENT

     This Deed contains the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings between the parties in connection with it.


10.  CONCILIATION

     (a) Any dispute or difference in connection with this Deed will be submitted to conciliation in accordance with, and subject to, The Institute of Arbitrators Australia Rules for the Conduct of Commercial Conciliations.

     (b) If the dispute or difference is not settled within 30 days of one party first sending to the other written notice that they are in dispute, the parties' disputes and differences will be submitted to arbitration in accordance with, and subject to, The Institute of Arbitrators Australia Rules for the Conduct of Commercial Arbitrations.

     (c) Despite the existence of a dispute or difference each party must continue to perform this Deed.


11.  EFFECT OF REORGANISATION

     If:

     (a)  the Option is exercised and Clause 3.3 did not apply; and

     (b) there is a Reorganisation in relation to the Company before either the S Option or the F Option is exercised,

     the parties agree that they will negotiate in good faith to determine whether any adjustment is required in relation to the S Option Shares, the F Option Shares, the S Option Purchase Price or the F Option Purchase Price as a result of the Reorganisation. In the absence of such agreement, the parties agree that the extent of adjustment (if any) will be determined by an independent expert. The identity of the expert will be agreed to by the parties or, failing such agreement within 5 days, as chosen by the President for the time being of the Australian Institute of Chartered Accountants.


12.  AMENDMENT

     No amendment or variation of this Deed is valid or binding on a party unless made in writing executed by all parties.


13.  NO WAIVER

     No failure to exercise nor any delay in exercising any right, power or remedy by a party operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing.


14.  FURTHER ASSURANCES

     Each party agrees to do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Deed and the transactions contemplated by it.


15.  SEVERABILITY OF PROVISIONS

     Any provision of this Deed that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Deed nor affect the validity or enforceability of that provision in any other jurisdiction.


16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties in this Deed survive the execution and delivery of this Deed and the completion of transactions contemplated by it.


17.  NO MERGER

     The rights and obligations of the parties will not merge on the completion of any transaction contemplated by this Deed. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing a transaction.


18.  COSTS AND STAMP DUTY

     Each party must bear its own costs arising out of the negotiation, preparation and execution of this Deed. All stamp duty (including fines, penalties and interest) that may be payable on the execution of this Deed must be borne by the parties in the following proportions:

     (a)  40% by Shamrock; and

     (b)  60% by Futuris.

     Each party must indemnify the other on demand against any liability for any stamp duty it has agreed to bear or pay under this Deed.


19.  GOVERNING LAW AND JURISDICITON

     This Deed is governed by the laws of Victoria. Each party submits to the non-exclusive jurisdiction of courts exercising jurisdiction there in connection with matters concerning this Deed.


20.  COUNTERPARTS

     This Deed may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.


SCHEDULE 1

OPTION AGREEMENT

EXECUTED as a Deed.

Each attorney executing this Deed states that he or she has no notice of revocation or suspension of his or her power of attorney.

FUTURIS CORPORATION LIMITED

The Common Seal of Futuris
Corporation Limited was duly affixed in
the presence of:

/s/ Michael Peter Sadlon
---------------------------------------
Director/Secretary


MICHAEL PETER SADLON
---------------------------------------
Print Name

/s/ Alan L. Newman
---------------------------------------
Director

ALAN L NEWMAN
---------------------------------------
Print Name




CP Ventures Limited
----------------------------------------------------------


The Common Seal of CP Ventures
Limited was duly affixed in the presence of:


/s/ Michael Peter Sadlon
---------------------------------------
Director/Secretary


MICHAEL PETER SADLON
---------------------------------------
Print Name


/s/ Alan L. Newman
---------------------------------------
Director


ALAN L NEWMAN
---------------------------------------
Print Name



Shamrock Holdings of California, Inc.
----------------------------------------------------------


Executed for and on behalf of Shamrock
Holdings of California, Inc. by its duly authorised officer:

/s/ Robert Moskowitz
---------------------------------------
Signature


ROBERT MOSKOWITZ
---------------------------------------
Print Name


EXECUTIVE VICE-PRESIDENT
---------------------------------------
Title